                                                                     EXHIBIT 5.1


                                 June 12, 1996



ABC Bancorp
310 First Street, S.E.
Moultrie, Georgia  31776

Ladies and Gentlemen:

     You have requested our opinion in connection with the Form S-4 Registration Statement to be filed with the Securities and Exchange Commission by ABC Bancorp (the "Corporation") on June 12, 1996, with respect to the offer and sale by the Corporation of not more than 769,000 shares of common stock, $1.00 par value per share, of the Corporation (the "Shares") to certain security holders of Central Bankshares, Inc. ("Central") upon the consummation of the merger of Southland with and into the Corporation, all as further described in the Registration Statement.

     We have examined such records and documents and have made such investigation of law as we have deemed necessary under the circumstances.

     Based on that examination and investigation, it is our opinion that, when issued and sold in the manner described in the Registration Statement (including all exhibits thereto) and in compliance with the Securities Act of 1933, as amended, and applicable state Blue Sky laws, (i) the Shares will be duly authorized and validly issued; and (ii) the Shares will be fully paid and non-assessable.

     We consent to the use of our name under the captions "Proposed Merger -- Federal Income Tax Consequences of the Merger," and "Legal Opinions" in the prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                             Very truly yours,

                                             /s/ Rogers & Hardin
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                                             ROGERS & HARDIN